UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 9, 2015
(March 9, 2015)

Commission	Name of Registrants, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

001-32462	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
(505) 241-2700

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 9, 2015, PNM Resources, Inc. (“PNMR”) entered into a new term loan facility. The $150 million Term Loan Agreement (the “PNMR Term Loan Agreement”) between PNMR, the lenders identified therein and Wells Fargo Bank, National Association, as Lender and Administrative Agent, has a maturity date of March 9, 2018.

PNMR must pay interest on its borrowing under the PNMR Term Loan Agreement from time to time following funding and must repay all amounts on or before the maturity date.

The PNMR Term Loan Agreement includes customary covenants, including requirements to not exceed a maximum consolidated debt to consolidated capitalization ratio. The PNMR Term Loan Agreement also includes customary events of default. The PNMR Term Loan Agreement has a cross default provision and a change of control provision. If an event of default occurs, the administrative agent thereunder may, or upon the request and direction of the lenders holding a specified percentage of loans shall, declare the obligations outstanding under the PNMR Term Loan Agreement to be due and payable. Such acceleration will occur automatically in the event of an insolvency or bankruptcy default.

The description of the PNMR Term Loan Agreement is not complete and is qualified in its entirety by reference to the entire PNMR Term Loan Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Wells Fargo Bank, National Association and the other lenders and their respective affiliates perform normal banking (including as lender under other facilities) and investment banking and advisory services from time to time for PNMR and its affiliates, for which they receive customary fees and expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Term Loan Agreement, dated as of March 9, 2015, among PNM Resources, Inc., the lenders identified therein and Wells Fargo, National Association, as Administrative Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC. (Registrant)

Date: March 9, 2015	/s/ Thomas G. Sategna
Thomas G. Sategna
Vice President and Corporate Controller
(Officer duly authorized to sign this report)